Exhibit 10.25

PROMISSORY NOTE

$ 55,318.25	Calabasas, California
September 29, 2005

This promissory note (“Note”) evidences the indebtedness of StorCOMM, Inc. (“Borrower”) and Creative Computer Applications, Inc. (“Lender”).

1.             Promise to Pay.  For value received, Borrower promises to pay to the order of Lender, at its office at 26115-A Mureau Road, Calabasas, California, 91302, or at such other offices as the holder of this Note may designate in writing from time to time, the principal amount of $55,318.25, or so much thereof as may be advanced from time to time, together with all other amounts now or hereafter owing by Borrower, and together with interest thereon as provided herein.

2.             Interest.  Interest shall accrue on all outstanding amounts at a rate of 7% per annum (the “Loan Rate”), calculated on an actual day basis using a 360-day year.  Interest shall be due and payable in arrears on the first day of each calendar month (collectively, the “Payment Dates”).

3.             Maturity.  The entire unpaid principal balance of the Loan, together with all accrued and unpaid interest and any other accrued and unpaid obligations then outstanding, shall be due and payable on January 31, 2006 (the “Maturity Date”) or upon termination of the merger agreement between StorCOMM, Inc. and Creative Computer Applications, Inc. prior to completion of the merger.

4.             Acceleration and Other Remedies.  Upon the occurrence of any Event of Default, the holder of this Note may, at its option, declare the outstanding principal balance of this Note, together with all accrued interest and related charges, to be immediately due and payable.  All rights and remedies provided to the holder in this Note are cumulative and shall be in addition to all other rights and remedies of the holder under other documents, at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently.  Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

5.             Waivers.  Borrower and all co-makers, guarantors, accommodation parties, endorsers and other persons and entities liable for amounts owing hereunder hereby waive presentment, demand, protest, notice of dishonor, notice of protest and all other notices and demands of every kind, and all suretyship defenses of every kind that would otherwise be available in connection with this Note, including without limitation any right (whether now or hereafter existing) to require the holder hereof to first proceed against Borrower, any other person or entity, or any security.

6.             Costs of Enforcement.  If any amount owing hereunder is not paid when due, Borrower shall pay, on demand, all costs of collection, including foreclosure fees and attorneys’ fees incurred by Lender, whether or not suit is filed or a foreclosure sale occurs.

7.             Lawfulness of Interest Rate.  In the event that, at any time, the interest rate that would otherwise be in effect under this Note with respect to any indebtedness exceeds the maximum interest rate permitted by law with respect to such indebtedness, the interest rate applicable to such indebtedness shall be the maximum rate permitted by law.

8.             Miscellaneous.  Time is of the essence hereof.  Interest not paid when due shall earn interest as principal.  All payments hereunder shall be made in lawful money of the United States of America.  This Note shall be governed by the laws of the State of California.

“Borrower”:

StorCOMM, Inc.

By:	/s/ Sam Elliott

Sam Elliott CEO
[Printed Name and Title]

By:	/s/ Jere R. Riggs

Jere R. Riggs.
[Printed Name and Title]